Exhibit 10.1

Second Amendment

to

At-The-Market Issuance Sales Agreement

This Second Amendment to At-The-Market Issuance Sales Agreement (this “Amendment”) is entered into on September 9, 2024 (the “Effective Date”) by and between Ascendiant Capital Markets, LLC (the “Agent”), and Allarity Therapeutics, Inc., a Delaware corporation (the “Company”). Defined terms used herein have the definitions assigned to them in the At-The-Market Issuance Sales Agreement between the parties dated March 19, 2024 (the “Sales Agreement”). Unless specifically amended or modified herein, the other terms of the Sales Agreement remain in full force and effect, not amended or modified, as of the date hereof.

1. The parties amended the Sales Agreement via a First Comprehensive Amendment dated May 17, 2024.

2. The amount of Placement Shares that may be sold under and pursuant to the terms of the Sales Agreement is increased to $50,000,000.

3. Other than as set forth herein, the terms and conditions of the Sales Agreement shall remain in full force and effect.

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter will constitute a binding agreement between the Company and the Agent.

Very truly yours,

ALLARITY THERAPEUTICS, INC.

By:	/s/ Thomas H. Jensen
Name:	Thomas H. Jensen
Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

ASCENDIANT CAPITAL MARKETS, LLC

By:	/s/ Bradley J. Wilhite
Name:	Bradley J. Wilhite
Title:	Managing Partner